FT 7988

TRUST AGREEMENT

Dated: April 16, 2019

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, Effective: November 6, 2013" as amended by Amendment dated September 5, 2017 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

CBOE VEST LARGE CAP BUFFERED PORTFOLIO SERIES

The following special terms and conditions are hereby agreed to:

A.       The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B.       The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.       The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." Notwithstanding the provisions in Part I of Section 3.05 of the Standard Terms and Conditions of Trust, the Trustee shall pay the fees due the Trustee and First Trust Advisors L.P. on or shortly after the Mandatory Termination Date.

D.       The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

E.       The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F.       First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and shall be an annual fee in the amount of $.0080 per Unit.

G.       The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H.       The Initial Date of Deposit for the Trust is April 16, 2019.

I.       There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J.       No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 5.02.

K.       No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

L.       Hilltop Securities Inc. will act as clearing broker with respect to transactions involving options and other instruments owned by the Trust cleared through the Options Clearing Corporation and in such capacity will maintain custody of such options and instruments.

PART III

A.       The second paragraph of Section 3.02 of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11 hereof, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

B.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.18 shall be replaced with the following:

"Section 3.18. Authority of Portfolio Supervisor to Cause the Purchase or Sale or Depositor to Purchase or Sell Securities for the Account of the Trust. Whenever in the Indenture it is provided that the Trustee or the Depositor shall purchase or sell Securities, the Portfolio Supervisor is authorized to, and shall, cause the Securities to be purchased or sold, for the account of the Trust. Should the Portfolio Supervisor fail to cause such purchase or sale, the Depositor shall effect the purchase or sale, and the Trustee shall purchase or sell Securities only in the event that the Trustee would otherwise be directed to make the purchase or sale pursuant to the provisions of the Indenture and both the Portfolio Supervisor and the Depositor have failed to make or cause such purchase or sale. Neither the Trustee nor the Depositor shall have any responsibility or liability for any purchase or sale of Securities caused by the Portfolio Supervisor and the Trustee shall have no responsibility or liability for any purchase or sale of Securities made by the Depositor or for any failure of the Portfolio Supervisor or Depositor to make, or cause, any purchase or sale required by this Section or otherwise by the Indenture."

C. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01 (23), Section 2.01 (h) and the third paragraph of Section 3.07 shall be amended to replace the term “call options” with the term “options” in each instance in which it appears.

D. Paragraph (a) of Section 3.15 is amended to read in its entirety as follows:

“(a) In acquiring or disposing of Securities, including without limitation Additional Securities and New Securities, the Portfolio Supervisor (or the Depositor or Trustee, if, as provided in Section 3.18, the Depositor or Trustee is acquiring or disposing of Securities for the account of the Trust) shall direct transactions to such brokers or dealers as the Portfolio Supervisor selects or, if the Portfolio Supervisor fails so to direct, to such brokers or dealers as the Depositor selects or, if neither the Portfolio Supervisor nor the Depositor is directing the transaction for the Trust, to such brokers or dealers from whom the Trustee expects to obtain the most favorable execution of orders. The Depositor or an affiliate of the Depositor or of the Trustee may act as broker. If the Depositor acts as broker, it shall be entitled to compensation in accordance with applicable law and regulations. Any affiliate of the Trustee acting as broker shall receive such compensation as may be agreed upon with the Depositor (or, if selected by the Trustee, at market commission rates, concessions or markups), without reduction of the compensation payable to the Trustee for its services as such. With the prior consent of the Trustee, such of the Portfolio Supervisor or Depositor which is directing the transaction, is authorized to engage a broker qualified to act as a custodian for Trust assets pursuant to Rule 17f-4 under the 1940 Act, as amended, to maintain custody of, and act as clearing broker with respect to transactions involving, options and other instruments cleared through the Options Clearing Corporation of which the Trustee is unable to maintain custody. The clearing broker shall be identified in the Trust Agreement. The Portfolio Supervisor or Depositor, as appropriate, shall cause the broker executing the option transactions to provide a certificate confirming the qualification of the clearing broker to act as custodian of Trust assets under Rule 17f-4 of the Investment Company Act of 1940 , as amended, and to provide the Trustee, on an annual basis, information which shall permit the Depositor and the Trustee to conduct an analysis of the custody risks associated with maintaining assets with the clearing broker. The Depositor shall take such action, or shall instruct the Portfolio Supervisor to take such action, as the Depositor deems appropriate in the event the Depositor and the Trustee determine that custody of Trust Securities shall no longer be maintained by a clearing broker.”

E. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the ninth sentence of Section 4.01(b) shall be replaced with the following:

“The Evaluation of options in a Trust will generally be determined based on the last quoted sale price where readily available and appropriate. If last quoted sale prices are unavailable or inappropriate, the purchased options will generally be determined on the basis of ask prices and the written options will generally be determined on the basis of bid prices.”

F. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the second sentence of Section 4.01(c) shall be replaced with the following:

“The Evaluation of options in a Trust will generally be determined based on the last quoted sale price where readily available and appropriate. If last quoted sale prices are unavailable or inappropriate, the purchased options will generally be determined on the basis of bid prices and the written options will generally be determined on the basis of ask prices.”

G. The second paragraph of Section 6.04 of the Standard Terms and Conditions of Trust shall be supplemented by adding the following at the conclusion of such paragraph:

“Notwithstanding the previous provisions, to the extent the cash balance of the Income and Capital Accounts are insufficient for the payment of Trust expenses and disbursements when due, when directed by the Depositor, the Trustee shall advance out of its own funds and deposit in and credit to the Income or Capital Account, as appropriate, the amount or amounts required for the payment thereof; provided, however that the Trustee shall not be required to advance more than $15,000 for such purpose. The Trustee shall be entitled to be reimbursed without interest from the Income Account or Capital Accounts when funds are next available therein, but not later than upon the receipt of proceeds from the sale or exercise of options or other securities held as Trust assets. The Trustee shall be deemed to be the beneficial owner of the assets of the Income and Capital Accounts to the extent of any such advances pursuant to this paragraph; amounts payable to the Trustee in respect of such advances shall be secured by a lien on the Trust prior to the interests of Unit holders.”

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors, L.P.,

 Evaluator and Portfolio Supervisor

By Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By Joan A. Currie
Director

[SEAL]

ATTEST:

Elizabeth Fernandes

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 7988

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)